Keryx Biopharmaceuticals Announces Completion of Interim Analysis by Data Safety Monitoring Board for the Phase 3 Study of KRX-0401 (Perifosine) for the Treatment of Refractory Advanced Colorectal Cancer

Independent Committee Recommends Phase 3 X-PECT Study to Proceed to Completion as Planned

New York, NY – August 31, 2011 – Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) announced today that the independent Data Safety Monitoring Board (DSMB) for the Company’s pivotal Phase 3 X-PECT study of KRX-0401 (perifosine) in patients with refractory advanced colorectal cancer has completed a pre-specified interim analysis for safety and futility. The independent DSMB has recommended that the Phase 3 study continue to completion, as planned.

This Phase 3 study has completed enrollment, with over 465 patients from 65 U.S. sites, and is being conducted pursuant to a Special Protocol Assessment (SPA) with the Food and Drug Administration (FDA) and with Fast-Track Designation.

The Phase 3 trial, entitled the "X-PECT" (Xeloda® + Perifosine Evaluation in Colorectal cancer Treatment) trial, is a randomized (1:1), double-blind trial comparing the efficacy and safety of perifosine + capecitabine vs. placebo + capecitabine in over 465 randomized patients with refractory advanced colorectal cancer. Patients must have failed available therapy including 5-fluorouracil (5-FU), oxaliplatin (Eloxatin®), irinotecan, bevacizumab (Avastin®) and, if KRAS wild-type, failed therapy with prior cetuximab (Erbitux®) and/or panitumumab (Vectibix®). The primary endpoint is overall survival, with secondary endpoints including overall response rate (complete + partial responses), progression-free survival and safety.  Approximately 360 events of death will trigger the un-blinding of the study.

Ron Bentsur, CEO of the Company, commented as follows:
"We are very pleased with the DSMB recommendation that the study should proceed to completion as planned and we thank the DSMB members for their work.  We believe that we are now one step closer to potentially offering a new therapy to the substantial patient population suffering from refractory advanced colorectal cancer.”

Perifosine is also currently in a Phase 3 trial, under Special Protocol Assessment (SPA), for the treatment of relapsed/refractory multiple myeloma, with Orphan Drug Status and Fast Track Designation granted.

KRX-0401 (perifosine) is in-licensed by Keryx from Aeterna Zentaris Inc. in the United States, Canada and Mexico.

About Special Protocol Assessments

The Special Protocol Assessment (SPA) process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a new drug application.

Final marketing approval depends on the efficacy and safety results, including the adverse event profile, and an evaluation of the benefit/risk of treatment demonstrated in the Phase 3 clinical trial. The SPA agreement may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of a substantial scientific issue essential to product efficacy or safety. For more information on Special Protocol Assessment, please visit: http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/ucm080571.pdf.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects  other signal transduction pathways, including the JNK pathway, believed to be associated with cell death, growth, differentiation and survival. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA). Keryx is also developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for KRX-0401 may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for KRX-0401; the risk that the data (both safety and efficacy) from the Phase 3 trial will not coincide with the data analyses from the Phase 1 and Phase 2 clinical trials previously reported by the Company; the risk that the Phase 3 study will not be successful despite the DSMB recommendation reported on in this press release; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website and the FDA website is not incorporated by reference into this press release and is included for reference purposes only.